SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                             FORM 8-K

                          CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 29, 1997
                                                ---------------------

                       First Bancshares, Inc.
              -------------------------------------
        (Exact name of registrant as specified in its charter)

    Missouri                 0-22842                 43-1654695
-----------------       -------------------         ----------------
(State or other       (Commission File Number)     (I.R.S. Employer
 jurisdiction of                                      Identification
 incorporation)                                       Number)

        142 East First Street, Mountain Grove, Missouri       65711
--------------------------------------------------------    --------
  (Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code    (417) 926-5151
                                                   ------------------


On September 26, 1997, First Home Savings Bank ("FHSB"), the wholly-owned subsidiary of First Bancshares, Inc. ("FBSI"),and NationsBank, N.A. ("NationsBank") entered into a Purchase and Assumption Agreement ("Agreement"). Pursuant to the Agreement FHSB will purchase the assets and assume the liabilities of the Crane Banking Center and the Galena Banking Center ("Banking Centers") of NationsBank. Both centers are in Missouri.

FHSB will pay to NationsBank a sum equal to: (1) net book value as of the closing for the real and personal property, (2) a premium for deposit liabilities and franchise value relating to the Banking Centers equal to 5.21% of the deposit liabilities and a premium for the loans equal to 2.25% of the net book value (does not include any loan loss reserves or general reserve) at closing, and (3) the face amount of the coins and currency. In no event is the premium described in (2) to exceed $1,225,000 in the aggregate, based on the respective balances at the closing date.

In accordance with the Agreement, FHSB will offer employment to all employees employed by NationsBank at the Banking Centers at their current functional position and will remuneration not less than current levels.

Closing is to be within 31 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, but not before March 12, 1998.

At the Closing, NationsBank agrees to pay FHSB the excess amount, if any, of the amount of Deposit Liabilities assumed over the aggregate purchase price described above. FHSB agrees to pay NationsBank the excess, if any, of the purchase price over the Deposit Liabilities assumed.

                              SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     FIRST BANCSHARES, INC.


                                    By /s/ Stephen H. Romines
                                      -------------------------
                                      Stephen H. Romines
                                      President

Date:  October 10, 1997

Exhibit 99.1      Text of press release, dated September 29, 1997,
                   issued by First Bancshares, Inc.


FOR IMMEDIATE RELEASE

September 29, 1997 - First Home Savings Bank officials in Mountain Grove, Mo., and NationsBank officials in Crane, Mo., announced today that First Home Savings Bank has signed an agreement to purchase the NationsBank banking centers in Crane and Galena, Mo. Combined assets